Exhibit 99.1

NEWS RELEASE

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:	Visit our Home Page:
Mathias J. Barton, CFO	www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com

Dorman Products, Inc. Announces Sale of Product Line and Joint Venture with Eastern Manufacturing, Inc.

Colmar, Pennsylvania (May 15, 2008) – Dorman Products, Inc., (NASDAQ:DORM, “Dorman”) today announced that it has sold the assets of its catalytic converter business to Eastern Manufacturing, Inc. (“Eastern Catalytic”) and entered into a joint venture agreement with Eastern Catalytic to mutually develop, manufacture and distribute an integrated exhaust manifold and converter product line.

Total proceeds from the sale are expected to approximate the book value of these assets in Dorman’s financial statements.  Dorman expects to record severance and shutdown expenses of approximately $0.3 million as a result of the sale.

Under the terms of the joint venture agreement, Dorman and Eastern Catalytic will co-develop and market an industry-leading line of integrated exhaust manifold and catalytic converters for the traditional, retail and export automotive channels.  In addition, the arrangement will enable Dorman to offer Eastern Catalytic’s full line of direct fit catalytic converters to the automotive aftermarket.

Dorman will continue to maintain its Canadian distribution facility for its Dorman-branded line of automotive aftermarket products.

Mr. Steven Berman, President of Dorman said, ”The Eastern Catalytic joint venture agreement will enable us to work together with a strong manufacturing partner so that together we can accelerate the introduction of a broader line of integrated exhaust manifolds and catalytic converters to the aftermarket.  We also look forward to adding Eastern Catalytic’s full line of direct fit converters to our product portfolio.  We believe our Canadian distribution center for Dorman branded product will continue to grow as a result of the substantial new product growth scheduled for our OE Solutions line.”

Dorman Products, Inc. is a leading supplier of OE Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets.  Dorman products are marketed under the OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), Symmetry (R) and Scan-Tech (R) brand names.

Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof.  Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company=s 2007 Annual Report on Form 10-K under “Item 1A - Risk Factors.”